Exhibit 10

PLAN OF EXCHANGE
BY WHICH
DISPATCH AUTO PARTS, INC.
(a Florida corporation)
SHALL ACQUIRE
SHAN XI LV BAO ENVIRONMENTAL
ECO INDUSTRY MANAGEMENT LTD.
(a corporation organized under the laws of the Peoples’ republic of China)

I. RECITALS	1

1. The Parties to this Plan of Exchange:	3
(1.1) Dispatch Auto Parts, Inc	3
(1.2) Shan Xi Lv Bao Environmental Eco Industry Management Ltd..	3
(1.3) Daniel Slocum	2

2. The Capital of the Parties:	3

(2.1) The Capital of DPPT	3
(2.2) The Capital of Lv Bao	3

3. Transaction Descriptive Summary:	3

4. SEC compliance.	3

5. Florida compliance.	3

6. Audited Financial Statements.	3

II. PLAN OF REOGANIZATION	3

1. Conditions Precedent to Closing.	3
(1.1) Shareholder Approval.	3
(1.2) Board of Directors.	3
(1.3) Due Diligence Investigation.	3
(1.4) The rights of dissenting shareholders,	3
(1.5) All of the terms, covenants and conditions	3
(1.6) The representations and warranties	3
(1.7) Certificate of majority shareholders of DPPT	3
(1.8) Absence of DPPT Liabilities	4
(1.9) Delivery of Audited Financial Statements	4
(1.10) Creation of SMI and Approval of Government Authorities	4

2. Conditions Concurrent and Subsequent to Closing.	3
(2.1) Delivery of Registered Capital of Lv Bao.	3
(2.2) Acquisition Share Issuance and Purchase of Common Stock	6
(2.3) Resignation of Daniel Slocum, Anthony Collura and Wayne Barney and Appointment of Lv Bao Nominees	6

3. Plan of Acquisition	3
(3.1) Exchange and Reorganization:	3
(3.2) Delivery of Common Stock:	3
(3.3) Issuance of Common Stock:	3
(3.4) Closing/Effective Date:	3
(3.5) Surviving Corporations	3
(3.6) Rights of Dissenting Shareholders:	3
(3.7) Service of Process and Address:	3
(3.8) Surviving Articles of Incorporation:	3
(3.9) Surviving By-Laws:	3
(3.10) Further Assurance, Good Faith and Fair Dealing:	3
(3.11) General Mutual Representations and Warranties.	3
(3.11.1) Organization and Qualification.	3
(3.11.2) Corporate Authority.	3
(3.11.3) Ownership of Assets and Property.	3
(3.11.4) Absence of Certain Changes or Events.	3
(3.11.5) Absence of Undisclosed Liabilities.	3
(3.11.6) Legal Compliance.	3
(3.11.7) Legal Proceedings.	3
(3.11.8) No Breach of Other Agreements.	3
(3.11.9) Capital Stock.	3
(3.11.10) SEC Reports, Liabilities and Taxes.	3
(3.11.11) Brokers' or Finder's Fees.	3
(3.12) Miscellaneous Provisions	3
(3.12.1)	3
(3.12.2)	3
(3.12.3)	3
(3.12.4)	3
(3.12.5)	3
(3.12.6)	3

4. Termination	13

5.Closing	13

6. Merger Clause	13

The Remainder of this Page is Intentionally left Blank

PLAN OF EXCHANGE
BY WHICH
Dispatch Auto Parts, Inc.
(a Florida corporation)
SHALL ACQUIRE
Shan Xi Lv Bao Environmental Eco
Industry Management Ltd.
(a corporation organized under the laws of the Peoples’ Republic of China)

ADJUSTMENTS: lead This Plan of Exchange (the “Agreement” or “Plan of Exchange”) is made and dated as of this 8th day of November, 2006, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter. Notwithstanding the foregoing, it is subject to, and shall be interpreted together with that certain Escrow Agreement, dated November 8, 2006 ("Escrow Agreement"). This Agreement anticipates that extensive due diligence shall have been performed by both parties. All due diligence shall have been completed by the Parties no later than November 8, 2006.

I. RECITALS

1. The Parties (collectively referred to as the "Parties") to this Agreement:

(1.1) Dispatch Auto Parts, Inc. ("DPPT"), a Florida corporation.

(1.2) Shan Xi Lv Bao Environmental Eco Industry Management Ltd., a corporation organized under the laws of the Peoples’ Republic of China (“Lv Bao”).

(1.3) Daniel Slocum ("Mr. Slocum"), President and Director of Lv Bao.

2. The Capital of the Parties:

(2.1) The Capital of DPPT consists of 100,000,000 authorized shares of Common Stock, par value $.001, of which 2,506,614 shares are issued and outstanding, and 100,000 authorized shares of Preferred Stock, par value $.001, of which no shares are issued and outstanding.

(2.2) The Capital of Lv Bao consists of RMB 5,000,000 in registered capital (US$1=8 RMB), which for the purposes of this Agreement, is referred to as “common stock” or “capital stock”.

3. Transaction Descriptive Summary: DPPT desires to acquire Lv Bao and the shareholders of Lv Bao (the “Lv Bao Shareholders”) desire that Lv Bao be acquired by DPPT. DPPT would acquire 100% of the capital stock of Lv Bao in exchange for the issuance by DPPT of 26,000,000 new shares of Common Stock, and 100,000 new shares of Preferred Stock, which is equal to 10,000,000 shares of Common Stock after the conversion at the ratio of 1:100, to Lv Bao. In addition, Lv Bao and/or the Lv Bao Shareholders would acquire 844,500 shares of Common Stock from two shareholders of DPPT for a payment by Lv Bao and/or the Lv Bao Shareholders of an amount equal to $530,000, less related expenses. The 844,500 shares will be retired back to the treasury. The distribution of payments will be made by Lv Bao to DPPT and the Selling Shareholders in accordance with the Escrow Agreement. The above purchase and issuance will give Lv Bao a 'controlling interest' in DPPT representing approximately 94.0% of the issued and outstanding common shares. Lv Bao will not convert these shares for one year but shall be allowed to use them towards a shareholder vote. In order to get government approval for the capital injection of cash and equity of Lv Bao into DPPT, the Parties have also agreed to setup an offshore Hong Kong holding company which shall be named Success Mater Investment, Ltd. ("SMI"). Once SMI is established the parties have agreed that Lv Bao shall transfer 100% of its equity into SMI in anticipation of governmental approval for the share exchange. Once approved, SMI shall transfer 100% of the equity of SMI to the designee of the LV Bao Shareholders. Subsequent to the transfer of SMI's equity to the designee of the Lv Bao Shareholders, said designee shall transfer 100% of the equity of SMI to DPPT in exchange for the issuance of the 26,000,000 shares of common stock and 100,000 new shares of Preferred Stock pursuant to the terms of this Plan of Exchange and the Escrow Agreement. The transaction will not immediately close but shall be conditioned upon (1) settling the liabilities of DPPT and its subsidiary, (2) 844,500 shares of Common Stock shall be deposited into the account of Escrow Agent in exchange for $480,000, less related expenses, (3) the issuance of the new 26,000,000 shares of Common Stock and 100,000 new shares of Preferred Stock to the Lv Bao shareholders (a deposit of $50,000 of the amount due Selling Shareholder will be retained by the Escrow Agent until this issuance), which should take no longer than 60 days, (4) at Closing, the 844,500 shares will be retired back to the treasury, and (5) the subsidiary shall be vended out from DPPT prior to Closing, (6) the creation of SMI and procurement of all requisite approvals and licenses to complete the share exchange. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

4. SEC compliance. DPPT shall cause the filing with the Commission of a Current Report on Form 8-K, within four business days of the date hereof, reporting the execution of this Agreement, and, after the closing, the filing and mailing to its shareholders of an Information Statement on Schedule 14F-1 pursuant to Rule 14f-1 under the Securities Exchange Act of 1934, as amended, which is required to be filed and mailed ten days before a change in the majority of the Board of Directors of DPPT other than at a shareholders’ meeting. The Parties contemplate that any change in the majority of the Board of Directors will occur after the closing.

5. Florida compliance. Articles of Exchange are required to be filed by Florida law as the last act to make the plan of exchange final and effective under Florida law.

6. Audited Financial Statements. Certain filings under the Securities Exchange Act of 1934, such as a Current Report on Form 8-K, require audited financial statements of Lv Bao to be filed with the SEC within 71 days of the initial Form 8-K filing with respect to this transaction. In connection with DPPT’s filing of a Current Report on Form 8-K/A within 71 days after the closing, as it relates to this transaction, audited financial statements of Lv Bao will be filed with the SEC in accordance with Form 8-K. Lv Bao has agreed to provide audited financial statements prepared in conformity with U.S. GAAP to DPPT at or prior to closing.

II. PLAN OF EXCHANGE

1. Conditions Precedent to Closing.

The obligation of the parties to consummate the transactions contemplated herein are subject to the fulfillment or waiver prior to the closing of the following conditions precedent:

(1.1) Shareholder Approval. Lv Bao and DPPT shall have secured all requisite shareholder approval for this transaction, if required, in accordance with the laws of its place of incorporation and its constituent documents.

(1.2) Board of Directors. The Boards of Directors of Lv Bao and DPPT shall have approved the transaction and this agreement, in accordance with the laws of their place of incorporation and constituent documents.

(1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on November 8, 2006. The Closing Date shall be three days after the satisfaction or waiver of all of the conditions precedent to closing set forth in this Plan of Exchange, unless extended to a later date by mutual agreement of the parties.

(1.4) The rights of dissenting shareholders, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with the Plan of exchange.

(1.5) All of the terms, covenants and conditions of the Plan of exchange to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing;

(1.6) The representations and warranties of the parties, contained in the Plan of exchange, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a certificate, certified either individually or by an officer, dated as of the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other.

        (1.7) Certificate of the Majority Shareholder of DPPT. It shall be a condition precedent to the obligation of Lv Bao and the Lv Bao Shareholders to consummate the transactions contemplated herein that a certificate of the Majority Shareholders of DPPT in substantially the following form be delivered to them on the date of execution:

(i)
DPPT is a corporation duly organized and validly existing under the laws of the State of Florida and has all requisite corporate power to own, operate and lease its properties and assets and to carry on its business.

(ii)	The authorized capitalization and the number of issued and outstanding capital shares of DPPT are accurately and completely set forth in the Plan of Exchange.
(iii)
The issued and outstanding shares of DPPT (including 26,000,000 new investment shares of Common Stock and 100,000 new shares of Preferred Stock of DPPT to be issued to the Lv Bao Shareholders pursuant to Regulation S) have been duly authorized and validly issued and are fully paid and non-assessable.

(iv)
DPPT has the full right, power and authority to sell, transfer and deliver the 844,500 shares of Common Stock of DPPT to the Lv Bao Shareholders for the purchase price total of $530,000, less related expenses, and has the full right, power and authority to sell, transfer and deliver the 26,000,000 new investment shares of Common Stock and 100,000 new shares of Preferred Stock of DPPT to the Lv Bao Shareholders, and, upon delivery of the certificates representing such shares as contemplated in the Plan of Exchange, will transfer to the Lv Bao Shareholders good, valid and marketable title thereto, free and clear of all liens.

(v)
DPPT has taken all steps in connection with the Plan of Exchange and the issuance of the 26,000,000 new investment shares of Common Stock and 100,000 new shares of Preferred Stock of DPPT, which are necessary to comply in all material respects with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as well as the rules and regulations promulgated pursuant thereto. To provide additional insurance to Lv Bao, DPPT has retained $50,000 in escrow per its escrow agreement with Greentree Financial Group, Inc. until the issuance of the new 26,000,000 new shares of Common Stock and 100,000 new shares of Preferred Stock of DPPT to the Lv Bao shareholders was completed.

(vi)	DPPT has no material liabilities as such term is defined by U.S. generally accepted accounting principles.
(vii)	The DPPT subsidiary has been vended out from DPPT prior to Closing.

(1.8) Absence of DPPT and its Subsidiary's Liabilities. DPPT and its subsidiary shall have no material liabilities as such term is defined by U.S. generally accepted accounting principles. The accounting firm of DPPT shall deliver to Lv Bao a letter to such effect, and counsel to DPPT shall deliver to Lv Bao a comfort letter with respect to the absence of liabilities. The majority shareholders of DPPT will retain the right to future use of Dispatch Auto Parts, Inc. only if the new management changes DPPT's name. All expenses to prepare and file documents connected to the Plan of Exchange will be paid by Lv Bao. The attorney comfort letter, not to exceed $3,000, will be paid by Lv Bao. The quarterly accounting review fees after the Closing will also be paid by Lv Bao.

(1.9) Delivery of Audited Financial Statements. Lv Bao shall have delivered to DPPT audited financial statements and an audit report thereon for the year ended December 31, 2005 and unaudited financial statements for the quarter ended September 30, 2006, any required audits shall be prepared by a PCAOB member audit firm in accordance with U.S. GAAP at Lv Bao’s expense.

(1.10) Creation of SMI and Approval of Government Authorities. The Parties agree that SMI shall be created and all requisite approvals shall be granted by the Hong Kong and Chinese government authorities as a condition precedent to Closing.

2. Conditions Concurrent and Subsequent to Closing.

(2.1) Delivery of Registered Capital of Lv Bao. Immediately upon or within 30 days from the date of this agreement, DPPT shall have 100% of the beneficial interest of Shan Xi Lv Bao Environmental Eco Industry Management Ltd.

(2.2) Acquisition Share Issuance and Purchase of Common Stock. Immediately upon the Closing, DPPT shall deliver 844,500 shares of Common Stock of DPPT to the Lv Bao Shareholders in exchange for total payments of $530,000 in cash, less related expenses, and shall issue to the Lv Bao Shareholders 26,000,000 new investment shares of Common Stock and 100,000 new shares of Preferred Stock of DPPT according to the transaction structure involving SMI, to the Lv Bao Shareholders in exchange for 100% of the capital stock of Lv Bao, and, as a result, the then outstanding common shares shall be as follows:

DPPT Issued	2,506,614
Share Cancellation	844,500
Subtotal	1,662,114
Acquisition Share Issuance	26,000,000
Resulting Total	27,662,114

    (2.3) Resignation of Daniel Slocum, Anthony Collura and Wayne Barney and Appointment of Lv Bao Nominees. On or immediately after the Closing, Mr. Slocum shall resign from the positions of Director and President of DPPT and nominees of Lv Bao shall be appointed to the Board of Directors and as President of DPPT to fill the vacancies created by Mr. Slocum's resignation. Additionally, Anthony Collura and Wayne Barney shall also resign from their respective positions as officers and directors of DPPT, and Lv Bao shall appoint nominees to fill their positions on the board and as officers of DPPT. Said appointments will occur within 10 days of the closing after proper notice has been given pursuant to Rule 14f-1 under the Securities Exchange Act of 1934, as amended. Upon resignation, Mr. Slocum, Anothony Collura and Wayne Barney shall deliver to Greentree Financial Group, Inc. a signed letter regarding and confirming their resignation for the positions of directors and officers of DPPT.

3. Plan of Exchange

(3.1) Exchange and Reorganization: DPPT and Lv Bao shall be hereby reorganized, such that DPPT shall acquire 100% the capital stock of Lv Bao, and Lv Bao shall become a wholly-owned subsidiary of DPPT.

(3.2) Delivery of Common Stock: Immediately upon the Closing, DPPT shall deposit 844,500 shares of Common Stock of DPPT to the account of Escrow Agent for cancellation.

(3.3) Issuance of Common Stock: Within 60 days upon the effective date of the Plan, DPPT shall issue 26,000,000 new investment shares of Common Stock and 100,000 new shares of Preferred Stock of DPPT to or for the Lv Bao Shareholders.

(3.4) Closing/Effective Date: The Plan of exchange shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Securities Exchange Act of 1934, and the filing of Articles of Exchange, if applicable under State Law. Closing shall occur when all conditions of closing have been met or are waived by the parties. The parties anticipate the filing of a Schedule 14F-1 Information Statement at least ten days prior to any change in majority of the Board of Directors of DPPT. The Parties expect to make such filing after the Closing.

(3.5) Surviving Corporations: Both corporations shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

(3.6) Rights of Dissenting Shareholders: Each Party is the entity responsible for the rights of its own dissenting shareholders, if any.

(3.7) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition. The address of DPPT is 305 Roosevelt Road, East Rochester, New York 14445. The address of Lv Bao is 391 Hua Yu Lane, Dong Xin Street, Xi An, Peoples’ Republic of China. The address of DPPT will be changed, according to the instruction of Lv Bao, before filing of the Form 8-K.

(3.8) Surviving Articles of Incorporation: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged.

(3.9) Surviving By-Laws: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

(3.10) Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each others shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

(3.11) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided in this agreement, and they speak and shall be true immediately before Closing.
(3.11.1) Organization and Qualification. Each corporation is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.
(3.11.2) Corporate Authority. Each corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.
(3.11.3) Ownership of Assets and Property. Each corporation has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.
(3.11.4) Absence of Certain Changes or Events. Each corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable. Specifically, and without limitation:

 (3.11.4-a) the business of each corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

 (3.11.4-b) Except as set forth in this Plan of Exchange, neither corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property to the extent that which might contradict or not comply with any clause or condition set forth in this Plan of Exchange, or Escrow Agreement;

 (3.11.4-c) Neither corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

 (3.11.4-d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

 (3.11.4-e) Neither party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

 (3.11.4-f) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

(3.11.5) Absence of Undisclosed Liabilities. Each corporation has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.
(3.11.6) Legal Compliance. Each corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.
(3.11.7) Legal Proceedings. Each corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.
(3.11.8) No Breach of Other Agreements. This Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.
(3.11.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each corporation is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such corporation.
                (3.11.10) SEC Reports, Liabilities and Taxes.( i )  DPPT has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of its registration under the Securities Act of 1933, as amended (collectively, including all exhibits thereto, the "DPPT SEC Reports"). None of the DPPT SEC Reports, as of their respective dates, contained any untrue statements of material fact or failed to contain any statements which were necessary to make the statements made therein, in light of the circumstances, not misleading. All of the DPPT SEC Reports, as of their respective dates (and as of the date of any amendment to the respective DPPT SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the DPPT SEC Reports filed prior to the date hereof, DPPT and its Subsidiary have not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of DPPT and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that would not, in the aggregate, reasonably be expected to have a material adverse effect on DPPT.

(iii) Except as disclosed in the DPPT SEC Reports filed prior to the date hereof, DPPT and its Subsidiary (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material tax returns required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects; (ii) have paid all taxes that are shown as due and payable on such filed tax returns or that DPPT or any of its Subsidiaries are obligated to pay without the filing of a tax return; (iii) have paid all other assessments received to date in respect of taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in DPPT’s financial statements; (iv) have withheld from amounts owing to any employee, creditor or other person all taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; and (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise tax assessment or deficiency.

(3.11. 11) Brokers' or Finder's Fees. Each corporation is not aware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.12) Miscellaneous Provisions

(3.12.1) Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other. In addition, all parties shall consult with each other concerning the timing and content of any press release or news release to be issued by any of them.
(3.12.2) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.
(3.12.3) The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.
(3.12.4) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.
(3.12.5) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.
(3.12.6) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

4. Termination. The Plan of exchange may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, (iii) by either party, in the event that the transaction represented by the anticipated Plan of exchange has not been implemented and approved by the proper governmental authorities 60 days from the date of this Agreement, (iv) if payments scheduled in the Escrow Agreement are not received when due or (v) by either party in the event that a condition of closing is not met by December 31, 2006. In the event that termination of the Plan of exchange by either or both, as provided above, the Plan of exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5.  Closing. The parties hereto contemplate that the closing of this Plan of Exchange shall occur no more than three days after all of the conditions precedent have been met or waived. The closing deliveries will be made pursuant to the Escrow Agreement dated November 8, 2006. Immediately upon signing the Plan, Lv Bao will deposit a total of $530,000 into the US account of the Escrow Agent, and the certificates of the 844,500 shares of Common Stock of DPPT will be delivered to the Escrow Agent for cancellation, DPPT shall be paid by Lv Bao and/or the Lv Bao Shareholders an amount aggregately equal to $480,000, less related expenses. In addition, within 60 days of signing the Plan of Exchange, DPPT shall issue 26,000,000 new investment shares of Common Stock and 100,000 new shares of Preferred Stock of DPPT according to the transaction structure involving SMI, pursuant to Regulation S under the Securities Act of 1933, as amended, to the Lv Bao shareholders and the remaining $50,000 shall be released to DPPT by the Escrow Agent pursuant to the Escrow Agreement. The parties acknowledge that the Escrow Agreement has a default provision that governs the rights of the parties in the event that certain performances are not made on a timely basis and they expressly accept the terms thereof.

6. Merger Clause. This Plan of Exchange, together with the Escrow Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and such documents supersede all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superseded, merged and rendered null and void.

IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Plan of Exchange below as of the date first written above.

DISPATCH AUTO PARTS, INC.

By: ____________________________   By: ___________________________
Daniel Slocum, President        Daniel Slocum, Individually

SHAN XI LV BAO ENVIRONMENTAL ECO
INDUSTRY MANAGEMENT LTD.

By: ____________________________
Ding, Hong Mei, President

By: ____________________________
Liu, Sheng Li, Witness